Mail Stop 0407
      						April 5, 2005

Via U.S. Mail and Fax (404) 261-9607

Mr. Robert S. Prather, Jr.
President and Chief Executive Officer
Bull Run Corporation
4370 Peachtree Road,
Atlanta, GA 30319

	RE:	Bull Run Corporation
      Form 10-K for the fiscal year ended August 31, 2004
		Form 10-Q for the period ended November 30, 2004
		File No. 0-9385

Dear Mr. Prather:

      We have completed our review of the above filings and do not, at this time, have any further comments.



      Sincerely,


							Larry Spirgel
							Assistant Director


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